Exhibit 99.1

Press Release

CONTACT:

Brian Shipman

Group Vice President, Investor Relations

+1 203 316 3659

brian.shipman@gartner.com

Gartner Reports Financial Results for First Quarter 2013

Contract Value Increased 14% YOY FX Neutral to $1.3 Billion

Revenue Increased 10% YOY to $407 Million

Diluted Earnings per Share Increased 6% YOY

STAMFORD, Conn., May 2, 2013 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for first quarter 2013 and reiterated its previously disclosed financial outlook for full year 2013.

For first quarter 2013, total revenue was $406.8 million, an increase of 10% compared to first quarter 2012 and 11% excluding the foreign exchange impact. First quarter 2013 net income was $36.7 million, an increase of 7%, while Normalized EBITDA was $75.1 million, an increase of 5%. (See “Non-GAAP Financial Measures" below for a discussion of Normalized EBITDA). Diluted income per share was $0.38 in first quarter 2013 compared to $0.36 in first quarter 2012. In the first quarter of 2013 the Company recorded acquisition charges, which includes intangible amortization and integration costs, net of tax, of $0.01 per share, as compared to zero in the first quarter of 2012.

Gene Hall, Gartner's chief executive officer, commented, “We continue to see robust demand for our services across all three segments. Research Contract Value grew 14% on an FX neutral basis with all geographies, industries, and client sizes growing at double digit rates. Our Events business grew 20% with equally strong growth in both attendee and exhibitor revenue in Q1. While Consulting had a slightly slower start than we expected, our backlog and pipeline for Q2 are strong. We remain highly confident we will achieve the guidance we set for the current year.”

Business Segment Highlights

Research

Revenue for first quarter 2013 was $310.3 million, up 13% compared to first quarter 2012. The impact of foreign exchange on Research revenue was not significant. Gross contribution margin was 69% for both periods. Contract value was $1,269 million at March 31, 2013, up 14% compared to March 31, 2012 excluding the impact of foreign exchange. Client retention rates was 82% for both quarters while wallet retention was 98% in first quarter 2013 and 99% in first quarter 2012.

Consulting

Revenue for first quarter 2013 was $72.6 million, a decrease of 3% compared to first quarter 2012. Revenues decreased 2% when adjusted for the impact of foreign exchange. The gross contribution margin for first quarter 2013 was 31% compared to 37% in first quarter 2012, primarily due to a decline in consultant utilization, which was 65% and 70%, respectively. Billable headcount was 528 at March 31, 2013. Backlog was $97.5 million at March 31, 2013, an increase of 2% compared to March 31, 2012.

Events

Revenue for first quarter 2013 was $23.8 million, an increase of 19% compared to first quarter 2012. Excluding the impact of foreign exchange, revenues increased 20%. The gross contribution margin was 30% in first quarter of 2013 compared to 39% in the prior year quarter. The margin decline was due to a number of factors, including higher operating expenses from several events that were upgraded or moved to larger facilities. The Company held 12 events in the first quarter of 2013 and 13 in the first quarter of 2012. Attendees were 5,788 in first quarter 2013 compared to 5,707 attendees in first quarter 2012.

Cash Flow and Balance Sheet Highlights

Gartner generated operating cash flow of $19.7 million during first quarter 2013 compared to $18.7 million in the prior year quarter. Additions to property, equipment and leasehold improvements (“Capital Expenditures”) totaled $9.6 million in first quarter 2013. The Company had $269.1 million of cash at March 31, 2013. During the first quarter of 2013 the Company deployed its free cash flow principally to repurchase 1.0 million of its common shares.

We refinanced our debt during the first quarter of 2013 to take advantage of favorable market conditions, provide for additional liquidity, and extend the maturity of our debt. Our total borrowing capacity under the new arrangement is $1.0 billion, which consists of a $150.0 million term loan, a $600.0 million revolving credit facility, and a $250.0 million expansion feature. The new debt arrangement has a five year maturity. At March 31, 2013, $200.0 million was outstanding under the new facility.

Financial Outlook for 2013

Gartner also reiterated its previously disclosed full year 2013 projections for revenues, EPS, and cash flow:

Projected Revenue

($ in millions)	2013 Projected	% Change
Research	$1,280 – 1,300	13% – 14%
Consulting	310 – 325	2% – 7%
Events	185 – 195	6% – 12%
Total Revenue	$1,775 – 1,820	10% – 13%

Projected Earnings and Cash Flow

($ in millions, except per share data)	2013 Projected	% Change
Diluted Earnings Per Share	$1.96 – $2.10	13% – 21%
Normalized EBITDA (1)	$350 – $370	11% – 17%
Operating Cash Flow	$296 – 316	6% – 13%
Capital Expenditures	(37) – (38)
Free Cash Flow (1)	$259 – 278	10% – 17%

(1)	See “Non-GAAP Financial Measures” below for a discussion of Normalized EBITDA and Free Cash Flow.

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Conference Call Information

Gartner has scheduled a conference call at 8:30 a.m. eastern time on Thursday, May 2, 2013 to discuss the Company's financial results. The conference call will be available via the Internet by accessing the Company's website at http://investor.gartner.com or by dial-in. The U.S. dial-in number is 888-713-4211 and the international dial-in number is 617-213-4864 and the participant passcode is 49677071. The question and answer session of the conference call will be open to investors and analysts only. A replay of the webcast will be available for approximately 90 days following the call.

Annual Meeting of Stockholders

Gartner will hold its 2013 Annual Meeting of Stockholders at 10:00 a.m. eastern time on Thursday, May 30, 2013 at the Company’s offices in Stamford, Connecticut.

About Gartner

Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. Gartner delivers the technology-related insight necessary for its clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to technology investors, Gartner is a valuable partner to clients in over 13,200 distinct organizations. Through the resources of Gartner Research, Gartner Consulting and Gartner Events, Gartner works with every client to research, analyze and interpret the business of IT within the context of their individual role. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A., and as of March 31, 2013, had 5,634 associates, including 1,452 research analysts and consultants, and clients in 85 countries. For more information, visit www.gartner.com.

Non-GAAP Financial Measures

Normalized EBITDA: Represents operating income excluding depreciation, accretion on obligations related to excess facilities, amortization, stock-based compensation expense, and acquisition related adjustments. We believe Normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Investors are cautioned that Normalized EBITDA is not a financial measure defined under generally accepted accounting principles and as a result is considered a non-GAAP financial measure. We provide this measure to enhance the user's overall understanding of the Company's current financial performance and the Company's prospects for the future. It should not be construed as an alternative to any other measure of performance determined in accordance with generally accepted accounting principles.

Free Cash Flow: Represents cash provided by operating activities plus cash acquisition and integration payments less additions to property, equipment and leasehold improvements (“Capital Expenditures”). We believe that Free Cash Flow is an important measure of the recurring cash generated by the Company’s core operations that is available to be used to repurchase stock, repay debt obligations and invest in future growth through new business development activities or acquisitions.

Safe Harbor Statement

Statements contained in this press release regarding the Company’s growth and prospects, projected 2013 financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may

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cause actual results to be materially different. Such factors include, but are not limited to, the following: our ability to maintain and expand our products and services; our ability to expand or retain our customer base; our ability to grow or sustain revenue from individual customers; our ability to attract and retain a professional staff of research analysts and consultants as well as experienced sales personnel upon whom we are dependent; our ability to achieve and effectively manage growth, including our ability to integrate acquisitions and consummate future acquisitions; our ability to pay our debt; our ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; our ability to carry out our strategic initiatives and manage associated costs; our ability to successfully compete with existing competitors and potential new competitors; our ability to enforce or protect our intellectual property rights; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on our businesses and operations; general economic conditions; risks associated with the creditworthiness and budget cuts of governments and agencies; and other factors described under “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2012 which can be found on Gartner's website at www.investor.gartner.com and the SEC's website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and Gartner disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

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GARTNER, INC.

Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012
Revenues:
Research	$310,331	$274,620	13%
Consulting	72,633	74,563	-3%
Events	23,790	19,988	19%
Total revenues	406,754	369,171	10%
Costs and expenses:
Cost of services and product development	163,737	146,463	12%
Selling, general and administrative	180,478	162,518	11%
Depreciation	7,100	5,895	20%
Amortization of intangibles	1,334	739	81%
Acquisition and integration charges	100	—	100%
Total costs and expenses	352,749	315,615	12%
Operating income	54,005	53,556	1%
Interest expense, net	(2,436)	(2,195)	11%
Other income (expense), net	211	(978)	>100%
Income before income taxes	51,780	50,383	3%
Provision for income taxes	15,105	16,162	-7%
Net income	$36,675	$34,221	7%

Income per common share:
Basic	$0.39	$0.37	5%
Diluted	$0.38	$0.36	6%

Weighted average shares outstanding:
Basic	93,595	93,416	0%
Diluted	95,537	96,199	-1%

BUSINESS SEGMENT DATA

(Unaudited; in thousands)

	Revenue	Direct Expense	Gross Contribution	Contribution Margin

Three Months Ended 3/31/13
Research	$310,331	$95,117	$215,214	69%
Consulting	72,633	50,095	22,538	31%
Events	23,790	16,682	7,108	30%
TOTAL	$406,754	$161,894	$244,860	60%

Three Months Ended 3/31/12
Research	$274,620	$86,018	$188,602	69%
Consulting	74,563	46,963	27,600	37%
Events	19,988	12,093	7,895	39%
TOTAL	$369,171	$145,074	$224,097	61%

SELECTED STATISTICAL DATA

	March 31, 2013		March 31, 2012
Research contract value	$1,269,200	(a)	$1,110,928	(a)
Research client retention	82%		82%
Research wallet retention	98%		99%
Research client organizations	13,203		12,303
Consulting backlog	$97,500	(a)	$95,533	(a)
Consulting--quarterly utilization	65%		70%
Consulting billable headcount	528		476
Consulting--average annualized revenue per billable headcount	$404	(a)	$437	(a)
Events--number of events for the quarter	12		13
Events--attendees for the quarter	5,788		5,707

(a) Dollars in thousands.

SUPPLEMENTAL INFORMATION (in thousands, except per share amounts)

Reconciliation - Operating income to Normalized EBITDA (a):

	Three Months Ended March 31,
	2013	2012
Net income	$36,675	$34,221
Interest expense, net	2,436	2,195
Other (income) expense, net	(211)	978
Tax provision	15,105	16,162
Operating income	$54,005	$53,556

Normalizing adjustments:
Stock-based compensation expense (b)	12,342	10,939
Depreciation, accretion, and amortization (c)	8,478	6,690
Acquisition and integration adjustments (d)	237	—
Normalized EBITDA	$75,062	$71,185

(a)	Normalized EBITDA is based on GAAP operating income adjusted for certain normalizing adjustments.

(b)	Consists of charges for stock-based compensation awards.

(c)	Includes depreciation expense, accretion on excess facilities accruals, and amortization of intangibles.

(d)	Consists of charges and adjustments related to the acquisition of Ideas International, which we acquired in June 2012. The charges consist of directly-related expenses for legal, consulting, and severance. Also included are non-cash fair value adjustments on pre-acquisition deferred revenues, which are being amortized ratably over the remaining life of the underlying contracts.